Exhibit 99.1

NEWS RELEASE

HOST MARRIOTT	6903 Rockledge Drive
CORPORATION	Bethesda, Maryland 20817

Contact:	Gregory J. Larson
Senior Vice President Investor Relations
240-744-5120

HOST MARRIOTT CORPORATION CLOSES $500 MILLION OF EXCHANGEABLE SENIOR DEBENTURES IN A PRIVATE OFFERING

Bethesda, MD, March 17, 2004 - Host Marriott Corporation (NYSE:HMT) announced today the closing of $500 million aggregate principal amount of exchangeable senior debentures bearing interest at a rate of 3 1/4% per year, due in 2024, by Host Marriott, L.P., for whom the Company acts as sole general partner. The debentures were offered in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended.

The debentures will be exchangeable, under certain circumstances, into shares of Host Marriott’s common stock at an initial exchange rate of 54.6448 shares of common stock per $1,000 principal amount of debentures, which represents a premium of 50% to the closing price of $12.20 of Host Marriott’s common stock on March 10, 2004. The debentures were issued at an offering price of 98% of their par value.

The debentures will be redeemable at Host Marriott’s option beginning in April 2009 at a redemption price of 100.542% of the principal amount plus accrued interest. Holders of the debentures will have the right to require Host Marriott to repurchase their debentures in April 2010 and under certain other circumstances.

The net proceeds of the offering will be used to redeem, in part, Host Marriott, L.P.’s 7 7/8% Series B Senior Notes due 2008.

The debentures offered have not been registered under the United States Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The issuance of the debentures has been structured to allow secondary market trading under Rule 144A under the Securities Act of 1933.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale of any securities in any jurisdiction where such an offering would be unlawful.

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